EXHIBIT 10.1

UNIVERSAL HEALTH REALTY INCOME TRUST

2007 RESTRICTED STOCK PLAN

1. Purpose. The purpose of the Plan is to enable Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), to make compensatory awards of shares of beneficial interest in the Trust (“Shares”) in order to facilitate the ability of the Trust to motivate and reward eligible officers, employees, trustees and other personnel and thereby enhance shareholder value.

2. Administration. The Plan will be administered by the compensation committee (the “Committee”) of the board of trustees of the Trust (the “Board”) provided that, the Board will have sole responsibility and authority for matters relating to the grant and administration of awards to any member of the Board who is not an officer or employee of the Trust or its affiliates. Subject to the provisions of the Plan, the Committee, acting in its discretion, may (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The decision of the Committee as to any disputed question arising under the Plan or with respect to any award shall be final and conclusive on all persons. Notwithstanding the foregoing, the full Board may perform any function of the Committee hereunder, in which case and to such extent the term “Committee” shall refer to the Board.

3. Share Limitations. Subject to adjustments required or permitted by the Plan, the Trust may issue a total of 75,000 Shares under the Plan. Shares covered by awards that are canceled or forfeited may be reissued and will not be taken into account for purposes of determining the number of Shares that remain available for issuance under the Plan. The total number of Shares that may be awarded to any individual in any calendar year may not exceed 12,500 plus the individual’s unused annual Share limit as of the close of the preceding calendar year.

4. Eligibility. Awards may be granted under the Plan to any present or future trustee, officer, employee, consultant, adviser or other personnel of or to the Trust.

5. Terms and Conditions of Awards.

5.1 General. Awards under the Plan will take the form of Shares issued by the Trust in the name of the participant subject to specified transfer restrictions and vesting conditions (“Restricted Shares”). The terms and conditions of each award will be fixed by the Committee, acting in its discretion, subject to the terms of the Plan.

5.2 Minimum Purchase Price. Subject to the provisions of applicable law, the purchase price payable for Shares issued pursuant to an award under the Plan will be equal to the par value of the Shares.

5.3 Issuance of Restricted Shares. Restricted Shares issued pursuant to an award may be evidenced by book entries on the Trust’s Share transfer records pending satisfaction of the applicable vesting conditions. If a certificate for Restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Trust may require that such certificates be held in custody by the Trust until the applicable vesting conditions are satisfied and the transfer restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for Restricted Shares, including, without limitation, a requirement that the recipient deliver a duly signed power, endorsed in blank, for the Restricted Shares, in order to facilitate the administration of future forfeitures.

5.4 Stock Certificates for Vested Shares. A participant who receives a Restricted Share award will be entitled to receive a certificate for the Shares covered by the award, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law) if (and only if), as and when the applicable vesting conditions are satisfied and the transfer restrictions lapse. The settlement of a Restricted Share award will be subject to the payment or other satisfaction of applicable withholding taxes.

5.5 Rights as a Shareholder. The holders of Restricted Shares will have the same dividend and voting rights as the holders of Shares that are not subject to restrictions, provided, however, that the Committee, acting in its discretion, may condition the distribution of dividends upon the satisfaction of the vesting conditions and lapse of transfer restrictions applicable to the Restricted Shares with respect to which such dividends are otherwise distributable. Dividend distributions will be subject to the payment or other satisfaction of applicable withholding taxes.

5.6 Transfer Restrictions. Restricted Shares may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Trust or its designee in accordance with the terms of the award or the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award.

5.7 Vesting Conditions. Each award will be subject to such vesting conditions as the Committee, acting in its discretion, shall prescribe, including, without limitation, continuing service conditions and/or performance conditions. Unless the Committee determines otherwise, upon termination of a participant’s employment or other service before the satisfaction of the applicable vesting conditions, the participant will forfeit any then outstanding Restricted Shares. If Restricted Shares are forfeited, any certificate representing such Restricted Shares will be canceled on the books of the Trust and the participant will be entitled to receive from the Trust an amount equal to the cash purchase price, if any, previously paid by the participant for such Restricted Shares.

6. Performance Awards.

6.1 General. The Committee may condition the vesting of awards under the Plan on the achievement of specified performance goals in accordance with this section.

6.2 Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the Committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, the Trust and/or any one or more of its properties or other operating unit(s) as the Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986):

(i)	earnings per Share,

(ii)	Share price or total shareholder return,

(iii)	pre-tax profits,

(iv)	net earnings,

(v)	return on equity or assets,

(vi)	revenues,

(vii)	operating income before depreciation, amortization and non-cash compensation expense,

(viii)	funds from operations per share

(ix)	market share or market penetration, or

(x)	any combination of the foregoing.

The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The Committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the Committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

6.3 Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this section, the Committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

7. Capital and Other Changes.

7.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of Shares that may be issued under the Plan, the total number and class of Shares with respect to which awards may be granted to any individual in any calendar year, and the number and class of Shares covered by each outstanding award, shall be subject to adjustment in order to equitably reflect the effect on issued Shares resulting from a split-up, spin-off, recapitalization, consolidation of Shares or any similar capital adjustment, and/or to reflect a change in the character or class of Shares covered by the Plan and an award.

7.2 Mergers and Other Transactions. In the event of a merger or other transaction involving the Trust or substantially all of the assets of the Trust, the Board, in its discretion, may cause any outstanding Restricted Shares issued under the Plan to be (a) cancelled, (b) converted into cash or other property, (c) converted into restricted shares of the surviving or acquiring person or entity, or (d) otherwise disposed of. The Board may cause all outstanding Restricted Shares (or, if applicable, restricted shares covered by a converted award) to become fully vested either upon the occurrence of such merger or other transaction or upon a termination of employment or other service within a certain period of time before or after such occurrence. All adjustments made by the Board under this section shall be final, binding and conclusive.

8. Termination and Amendment of the Plan. The Board may terminate the Plan at any time or amend the Plan at any time and from time to time; provided, however, that:

(a) no such action shall impair or adversely alter any awards theretofore granted under the Plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under applicable law or the requirements of any exchange, no amendment shall be effective unless approved by the shareholders of the Trust in accordance with applicable law.

9. Limitation of Rights. Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Trust, or interfere in any way with the right of the Trust at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.

10. Miscellaneous.

10.1 Governing Law. The Plan and the rights of all persons claiming under the Plan shall be governed by the laws of the State of Maryland, without giving effect to conflicts of laws principles thereof.

10.2 Compliance with Law. The Trust will not be obligated to issue or deliver Shares pursuant to the Plan unless the issuance and delivery of such Shares complies with applicable law and the requirements of any securities exchange or market upon which the Shares may then be listed.

10.3 Withholding of Taxes. As a condition to the settlement of any award or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Trust with respect to an award, the Trust may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the participant, whether or not such payment or distribution is covered by the Plan, or (b) require the participant to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Trust, in each case in an amount or of a nature sufficient in the opinion of the Trust to satisfy or provide for the satisfaction of such withholding obligation. At the sole discretion of the Committee, a participant may satisfy withholding obligations by electing to have the Trust withhold Shares having a fair market value equal to the amount of tax required to be withheld.

10.4 Effective Date; Term. The Plan shall become effective on the date it is initially approved and adopted by the Board, subject to approval of the holders of the Trust’s Shares at the Trust’s 2007 annual meeting. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the effective date.